Exhibit 99.1
Ascend Acquisition Corp. Announces Merger with Kitara Media and New York Publishing Group

Jersey City, New Jersey (June 12, 2013)--Ascend Acquisition Corp. (“Ascend”) (OTC BB: ASCQ] today announced that it has signed a definitive merger agreement pursuant to which Kitara Media, LLC (“Kitara Media”) and New York Publishing Group, Inc. (“NYPG”) will become wholly owned subsidiaries of Ascend in exchange for 30 million shares of Ascend common stock.  Kitara Media is an online video solutions provider that increases revenue to website publishers.  NYPG is a publisher of Adotas, a premier website and daily email newsletter reaching over 100,000 targeted advertising professionals.  The combined company will offer enhanced capabilities to reach publishers and customers with its video advertising platform.

The combined company projects revenues of approximately $20 million in 2013.  After the transaction closes, it is expected that the combined company will have approximately $4 million in cash and no debt on its balance sheet.

“We believe the online video advertising market will experience 75% growth over the next two years and the combined company is well positioned to take advantage of this explosive growth,” said Robert Regular, Kitara founder and Chief Executive Officer.  “We are excited about the potential of Kitara Media and NYPG merging with Ascend, which positions the company to grow both organically and through select acquisitions.”

The transaction, which is expected to close within one month, includes the cancellation of approximately 26 million shares currently held by individuals associated with the Andover Games subsidiary of Ascend.  After closing, the combined company is expected to have approximately 59 million shares outstanding.  As part of the transaction, the Andover Games subsidiary will be closed and its operations discontinued.

“Kitara Media has developed a proprietary video advertising delivery platform called Propel+ to optimize and achieve maximum revenue per ad view for each website client,” said Craig dos Santos, Ascend President and Chief Executive Officer.  “The company has scaled its business model without raising outside capital, which differentiates it from competitors in the space.”

In connection with the transaction, Ascend intends to seek approval to change its name to Kitara Media Corp.

In the combined company Robert Regular will be Chief Executive Officer and the Kitara Media team will remain in place.  Craig dos Santos will remain a senior officer of the combined company.  Ben Lewis, a member of Ascend’s board of directors, and Lee Linden, a consultant to Ascend, will remain significant stockholders of the combined company, and Mr. Lewis will remain on the Board of Directors of the combined company.

The transaction has been approved by the sole member of Kitara Media and Boards of Ascend and NYPG, and is subject to receipt of necessary consents and satisfaction of customary closing conditions. There can be no assurance that a closing will occur.

About Kitara Media
Kitara Media currently reaches up to 50 million people a month using its state of the art proprietary video ad technology.  Kitara Media delivers millions of videos and banner ads per month.  It currently employs 35 individuals and is headquartered in Jersey City, New Jersey with a satellite office in San Francisco, California.  For more information on Kitara Media, please go to www.kitaramedia.com.

About New York Publishing Group, Inc.
NYPG’s Adotas division provides news and information on media buying, planning, selling, technology and activities of the digital media business to the interactive advertising community. Adotas aggregates over 100 contributing writers and experts through its website and newsletter. For more information on New York Publishing Group, please go to www.adotas.com.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Ascend’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results, including the possibility that the transaction does not close due to the failure to receive required approvals or consents or the failure to achieve other closing conditions. Most of these factors are outside the control of Ascend and are difficult to predict. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the financial results included herein are unaudited and may not conform to SEC Regulation S-X and as a result such information may fluctuate materially depending on many factors. Accordingly, the financial results in any particular period may not be indicative of future results. Ascend does not assume any obligation to update the information contained in this press release except as required by law.

Contact:

Samantha Nelson
Edelman
212-704-4589

Robert Regular
Kitara Media
201-539-2200